Exhibit 99.1

Immunic, Inc. Reports Third Quarter 2026 Financial Results and Provides Corporate Update

– Pivotal Phase 3 ENSURE-1 and ENSURE-2 Trials of Vidofludimus Calcium in Relapsing Multiple Sclerosis Remain on Track, with Top-Line Data Expected in December 2026 –

– Initiation of Phase 3 PROTECT-MS Trial of Vidofludimus Calcium in Progressive Multiple Sclerosis Ongoing, with First-Patient-Enrolled Expected in the First Half of 2027 –

– Executive Leadership Team Further Strengthened with Appointments of Chief Data and Digital Officer and Chief People Officer to Support Regulatory and Commercial Readiness –

NEW YORK, November 13, 2026 – Immunic, Inc. (Nasdaq: IMUX), a late-stage biotechnology company pioneering the development of novel oral therapies for neurologic diseases, today reported financial results for the third quarter ended September 30, 2026, and provided a corporate update.

“As we approach the top-line data from our Phase 3 ENSURE trials in relapsing multiple sclerosis (MS) in December, we believe Immunic is entering one of the most important periods in its history,” said Erik Lundgren, Chief Executive Officer of Immunic. “We are evolving from a science-driven biotechnology company into a fully integrated commercial organization, with a key focus on understanding and addressing the needs of people living with MS. We believe vidofludimus calcium has the potential to address mechanisms associated with both the neurodegenerative and inflammatory drivers of the disease, which, if confirmed in our Phase 3 trials, could offer a differentiated treatment option in MS. Subject to positive ENSURE results, we are preparing for a potential New Drug Application (NDA) submission in relapsing MS, while we continue to advance our Phase 3 program in progressive MS.”

“We were fortunate to present exciting data in four posters at MSToronto2026 – the 10th Joint ACTRIMS-ECTRIMS Meeting, which added complementary clinical and mechanistic evidence supporting the potential of vidofludimus calcium to address existing unmet needs in MS,” added Michael A. Panzara, M.D., M.P.H., Chief Medical Officer of Immunic. “Further, our Phase 3 ENSURE trials in relapsing MS continue to be on track to report top-line data in December 2026. Our teams remain focused on this readout and readiness for a potential NDA submission should the results be positive. In parallel, the Phase 2 CALLIPER data along with the insights shared by leading MS experts at our two recent R&D Days support the rational for our Phase 3 PROTECT-MS trial in progressive MS, with initiation ongoing and first-patient-enrolled expected in the first half of 2027.”

Third Quarter 2026 and Subsequent Highlights

●	Ongoing Phase 3 ENSURE Relapsing MS Program: Continued to execute the fully enrolled twin Phase 3 ENSURE-1 and ENSURE-2 trials of vidofludimus calcium in relapsing MS, which randomized 1,121 and 1,100 patients, respectively, at more than 100 sites in 15 countries.
●	Preparation of Phase 3 Progressive MS Program: Continued initiation activities for the Phase 3 PROTECT-MS trial in progressive MS, informed by the Phase 2 CALLIPER trial data.

●	Hosted Virtual Progressive MS R&D Day: On November 5, 2026, hosted a virtual R&D day focused on progressive MS. Jiwon Oh, M.D., Ph.D., FRCPC, Division of Neurology, University of Toronto, and Maria Pia Sormani, Ph.D., University of Genoa, Italy, joined Immunic’s management team to discuss the key unmet needs in progressive MS and the persistent needs for innovative approaches to the development of therapies that target novel mechanisms associated with neurodegeneration and MS progression. The event highlighted the potential expansion opportunity for vidofludimus calcium in progressive MS, including the clinical and scientific rationale supporting Immunic’s plans to initiate a Phase 3 progressive MS trial. A replay is available on the “Events and Presentations” section of Immunic’s website.
●	New Data Presented at MSToronto2026 – the 10th Joint ACTRIMS-ECTRIMS Meeting: Presented new clinical, biomarker and preclinical data for vidofludimus calcium across four poster presentations at MSToronto2026, held October 21-23, 2026, in Toronto. Highlights included:

○	New analyses of the Phase 2 CALLIPER trial in progressive MS showed that the favorable trends on disability outcomes observed during the double-blind main treatment period appeared to be maintained during the open-label extension (OLE) phase among participants who continued vidofludimus calcium treatment. Because the OLE phase is not placebo-controlled and includes only participants who elected to continue treatment, these results should be interpreted with caution. Only 6.5% of patients discontinued through the January 27, 2026 data cutoff, with a safety and tolerability profile that appeared consistent with that observed in the double-blind period.
○	New preclinical findings suggest that vidofludimus calcium promoted neuronal survival under apoptotic stress conditions, an effect requiring Nurr1. Under these in vitro experimental conditions, this Nurr-1 dependent pro-survival effect was not observed with teriflunomide, providing preclinical evidence suggesting that it involves mechanisms beyond DHODH inhibition. The clinical relevance of these findings has not been established.
○	An exploratory CALLIPER analysis found that vidofludimus calcium reduced Epstein-Barr virus (EBV)-specific T-cell receptor sequence matches versus placebo-treated patients, and, in a post-hoc analysis across all patients, reductions in EBV-specific matches were associated with improved Symbol Digit Modalities Test (SDMT) scores.
○	In a post-hoc analysis applying two proposed novel statistical methods that integrate disability worsening and improvement into a single statistical measure, progressive MS patients in CALLIPER treated with vidofludimus calcium appeared more likely to have positive disability outcomes compared to placebo. These methods have not been validated or accepted by regulatory authorities.

●	Hosted Virtual Relapsing MS R&D Day: On September 9, 2026, hosted a virtual R&D day focused on relapsing MS, at which management discussed the potential of vidofludimus calcium to address mechanisms associated with both neurodegenerative and inflammatory drivers of MS and shared insights into how its differentiated approach could add to the evolving treatment landscape in relapsing MS. MS experts Amit Bar-Or, M.D., FRCPC, Perelman School of Medicine, University of Pennsylvania, and Stephen Krieger, M.D., FAAN, Icahn School of Medicine, The Mount Sinai Hospital, provided expert perspectives on the MS patient journey, current treatment paradigms and unmet medical needs. A replay is available on the “Events and Presentations” section of Immunic’s website.

●	Expansion of Executive Leadership Team and Board of Directors:

○	Appointed Jaa Roberson as Chief People Officer, effective October 19, 2026. In this newly created executive role, Ms. Roberson leads Immunic’s global talent and organizational strategy as the company prepares for the ENSURE read-out and potential commercialization. Ms. Roberson brings more than two decades of human resources experience, most recently as Chief People Officer at Day One Biopharmaceuticals, and earlier, at Genentech supporting commercial franchises, including Ocrevus® for MS.

○	Appointed Chitrang Davé, M.B.A., as Chief Data and Digital Officer, effective September 1, 2026. In this newly created C-suite role, Mr. Davé leads Immunic’s enterprise-wide data, analytics, AI and digital strategy in support of NDA and commercial readiness. Mr. Davé brings more than 25 years of data and analytics leadership experience across regulated life sciences environments, most recently as Head of Enterprise Data, AI & Advanced Analytics at Avidity Biosciences, and previously in senior roles at Edwards Lifesciences and Medtronic.
○	Appointed Elena Ridloff, CFA, to the Board of Directors, effective August 6, 2026. Ms. Ridloff brings more than 20 years of leadership experience in finance, corporate development, investor relations, and capital markets across the biopharmaceutical industry. She currently serves as Chief Financial Officer and Chief Business Officer at Sionna Therapeutics.

Anticipated Clinical Milestones

●	Vidofludimus Calcium in Relapsing MS: Top-line data from the twin Phase 3 ENSURE-1 and ENSURE-2 trials remains on track and is expected to be available in December 2026. If positive, Immunic plans to submit an NDA in the United States in mid-2027, with a targeted potential regulatory approval date in 2028.
●	Vidofludimus Calcium in Progressive MS: The initiation of the Phase 3 PROTECT-MS trial in progressive MS is ongoing, with first-patient-enrolled expected in the first half of 2027.
●	IMU-381: The IMU-381 program, selected to leverage the Nurr1 platform for neurologic and autoimmune diseases, continues to be in preclinical testing with lead candidate identification ongoing.

Financial and Operating Results

Total Operating Expenses for the three and nine months ended September 30, 2026 were $43.4 million and $111.9 million, respectively. Included in these results are $13.9 million and $25.2 million, respectively, of non-cash charges, primarily related to stock compensation expense.

Research and Development (R&D) Expenses were $23.9 million for the three months ended September 30, 2026, as compared to $20.0 million for the three months ended September 30, 2025. The $3.9 million increase reflects (i) a $1.9 million increase in personnel expenses, $0.6 million of which was related to non-cash stock compensation, (ii) a $1.4 million increase for vidofludimus calcium drug supply, (iii) a $2.9 million increase for NDA readiness activities, (iv) a $0.3 million increase due to drug-drug interaction studies in support of a potential NDA filing and (v) a $0.2 million increase related to costs across numerous categories, partially offset by (vi) a $1.8 million decrease related to the ENSURE clinical trials and (vii) a $1.0 million decrease related to the CALLIPER clinical trial.

For the nine months ended September 30, 2026, R&D expenses were $75.5 million, as compared to $62.9 million for the nine months ended September 30, 2025. The $12.6 million increase reflects (i) a $7.4 million increase in personnel expenses, $4.4 million of which was related to non-cash stock compensation, (ii) a $4.5 million increase for vidofludimus calcium drug supply, (iii) a $4.1 million increase for NDA readiness activities, (iv) a $3.9 million increase due to drug-drug interaction studies in support of a potential NDA filing and (v) a $1.7 million increase related to costs across numerous categories, partially offset by (vi) a $5.2 million decrease related to the ENSURE clinical trials and (vii) a $3.8 million decrease related to the CALLIPER clinical trial.

General and Administrative (G&A) Expenses were $19.4 million for the three months ended September 30, 2026, as compared to $6.0 million for the same period ended September 30, 2025. The $13.4 million increase was due to (i) an $11.0 million increase related to personnel expenses, of which $9.7 million was related to non-cash stock compensation primarily related to a separation agreement, (ii) a $1.3 million increase in legal and consultancy expenses, (iii) a $0.6 million increase in pre-commercial marketing expenses and (iv) a $0.5 million increase in related costs across numerous categories.

For the nine months ended September 30, 2026, G&A expenses were $36.4 million, as compared to $17.0 million for the same period ended September 30, 2025. The $19.4 million increase was due to (i) a $15.2 million increase related to personnel expenses, of which $13.2 million was related to non-cash stock compensation primarily related to a separation agreement, (ii) a $2.3 million increase in legal and consultancy expenses, (iii) a $1.2 million increase in pre-commercial marketing expenses and (iv) a $0.7 million increase in related costs across numerous categories.

Interest Income was $1.1 million for the three months ended September 30, 2026, as compared to $0.4 million for the three months ended September 30, 2025. The $0.7 million increase was due to a higher average cash balance as a result of the February 2026 Private Placement.

For the nine months ended September 30, 2026, interest income was $3.1 million, as compared to $0.8 million for the same period ended September 30, 2025. The $2.3 million increase was due to a higher average cash balance as a result of the February 2026 Private Placement.

Other Income (Expense) was ($0.03 million) for the three months ended September 30, 2026, as compared to ($0.01 million) for the same period ended September 30, 2025.

For the nine months ended September 30, 2026, Other Income (Expense) was ($0.2 million), as compared to $1.2 million for the same period ended September 30, 2025. The $1.4 million decrease was primarily attributable to (i) $1.0 million of grant income from the German Federal Ministry of Finance recognized in the first quarter of 2025 and no grant income in 2026 and (ii) a $0.4 million decrease across various categories.

Net Loss for the three months ended September 30, 2026, was approximately $42.3 million, or $0.99 per basic and diluted share, based on 42,797,370 weighted-average common shares outstanding, compared to a net loss of approximately $25.6 million, or $1.32 per basic and diluted share, based on 19,389,776 weighted-average common shares outstanding for the same period ended September 30, 2025.

Net loss for the nine months ended September 30, 2026, was approximately $109.0 million, or $2.83 per basic and diluted share, based on 38,508,964 weighted-average common shares outstanding, compared to a net loss of approximately $77.9 million, or $5.45 per basic and diluted share, based on 14,281,149 weighted-average common shares outstanding for the same period ended September 30, 2025.

Cash and Cash Equivalents as of September 30, 2026 were $132.0 million. Based on its current operating plan, Immunic expects that these funds will be sufficient to fund its operations into late 2027.

About Immunic, Inc.

Immunic, Inc. (Nasdaq: IMUX) is a late-stage biotechnology company pioneering the development of novel oral therapies for neurologic diseases. The company’s lead investigational asset, vidofludimus calcium (IMU-838), is currently being evaluated in Phase 3 clinical trials in relapsing multiple sclerosis, with top-line data expected to be available in December 2026. Initiation of an additional Phase 3 clinical trial in progressive multiple sclerosis is ongoing, with first-patient-enrolled expected in the first half of 2027. Vidofludimus calcium combines potential neuroprotective effects associated with nuclear receptor-related 1 (Nurr1) activation with anti-inflammatory and anti-viral effects associated with selective inhibition of the enzyme dihydroorotate dehydrogenase (DHODH). The company’s development pipeline also includes earlier-stage programs, including IMU-381 and IMU-856, aimed at building a broader therapeutics platform addressing neurodegenerative and autoimmune diseases. For further information, please visit: www.imux.com.

Vidofludimus calcium (IMU-838) is an investigational medicinal product that has not been approved or authorized by the U.S. Food and Drug Administration (FDA), the European Medicines Agency (EMA), or any other regulatory authority for any indication in any jurisdiction. Its safety and efficacy have not been established. Any clinical, biomarker, or preclinical findings described reflect investigational data and are not intended to suggest that vidofludimus calcium is safe or effective for any use.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, future revenue, projected expenses, sufficiency of cash and cash runway, expected timing, development and results of clinical trials, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the nature, strategy and focus of the company; the development and commercial potential of Immunic’s product candidates, including their potential to safely and effectively target diseases; preclinical and clinical data for Immunic’s development programs; the expected timing and results of the Phase 3 ENSURE trials; the timing of a Phase 3 trial of vidofludimus calcium in progressive multiple sclerosis; the timing of potential NDA submission and regulatory approval; expectations regarding the capitalization, resources and ownership structure of the company; the expected sufficiency of Immunic’s cash and cash equivalents; and the executive and board structure of the company. Immunic may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve substantial risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risk that top-line results from the ENSURE-1 and ENSURE-2 trials may be delayed, negative, or fail to meet their primary or secondary endpoints; the risk that results of earlier, post-hoc, exploratory, open-label or preclinical analyses may not be predictive of, or confirmed in, subsequent controlled clinical trials or accepted by regulatory authorities; the risk that the initiation, or first-patient enrollment in, of the Phase 3 progressive MS trial, or the submission or approval of an NDA, may be delayed or may not occur; risks related to drug development and the regulatory review process; the risk that Immunic’s cash and cash equivalents may be insufficient to fund operations for the period anticipated, including due to changes to its operating plan, and Immunic’s need to raise additional capital; increasing inflation, tariffs and macroeconomic trends; impacts of the Ukraine – Russia conflict and the conflict in the Middle East on clinical trials; changes to the size of the target markets for the company’s product candidates; the protection and market exclusivity provided by Immunic’s intellectual property; and the impact of competitive products and technological changes. A further list and descriptions of these risks, uncertainties and other factors can be found in the section captioned “Risk Factors,” in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 26, 2026, and in the company’s subsequent filings with the SEC, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2026. Copies of these filings are available online at www.sec.gov or ir.imux.com/sec-filings. Any forward-looking statement made in this release speaks only as of the date of this release. Immunic disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. Immunic expressly disclaims all liability in respect to actions taken or not taken based on any or all of the contents of this press release.

Contact Information

Immunic, Inc.

Jessica Breu

Vice President Investor Relations and Communications

+49 89 2080 477 09

jessica.breu@imux.com

US IR Contact

LifeSci Advisors

Joyce Allaire

immunic@lifesciadvisors.com

US Media Contact

Real Chemistry

media@imux.com

Financials

Immunic, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	September 30, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$131,963	$15,483
Other current assets and prepaid expenses	3,124	7,386
Total current assets	135,087	22,869
Property and equipment, net	832	608
Right-of-use assets, net	504	575
Total assets	$136,423	$24,052
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,120	$10,138
Accrued expenses	20,058	18,645
Other current liabilities	1,372	1,835
Total current liabilities	31,550	30,618
Long-term liabilities
Other long term liabilities	400	107
Total long-term liabilities	400	107
Total liabilities	31,950	30,725
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 20,000,000 authorized and no shares issued or outstanding as of September 30, 2026 and December 31, 2025	—	—
Common stock, $0.0001 par value; 500,000,000 authorized as of September 30, 2026 and December 31, 2025, and 15,880,822 and 12,038,263 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	1	1
Additional paid-in capital	819,290	599,249
Accumulated other comprehensive income	2,749	2,648
Accumulated deficit	(717,567)	(608,571)
Total stockholders’ equity	104,473	(6,673)
Total liabilities and stockholders’ equity	$136,423	$24,052

Immunic, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$23,948	$20,012	$75,505	$62,914
General and administrative	19,421	5,981	36,426	16,987
Total operating expenses	43,369	25,993	111,931	79,901
Loss from operations	(43,369)	(25,993)	(111,931)	(79,901)
Other income (expense):
Interest income	1,093	419	3,139	843
Other income (expense), net	(33)	(5)	(204)	1,186
Total other income	1,060	414	2,935	2,029
Net loss	$(42,309)	$(25,579)	$(108,996)	$(77,872)

Net loss per share, basic and diluted	$(0.99)	$(1.32)	$(2.83)	$(5.45)

Weighted-average common shares outstanding, basic and diluted	42,797,370	19,389,776	38,508,964	14,281,149